UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: February 1, 2014

AXION POWER INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-22573	65-0774638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3601 Clover Lane

New Castle, PA 16105

(Address of principal executive offices)

(724) 654-9300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Election of a Director

Effective February 1, 2014, the Board of Directors of Axion Power International, Inc. (the “Company”) appointed veteran operating and financial executive, David T. DiGiacinto, to a newly created seat on the Board, bringing the total number of Directors to six (6). Mr. DiGiancinto’s appointment will serve until the formal shareholder election for board members to be held at the Company’s 2014 Annual Meeting.

Mr. DiGiacinto is currently the elected Controller for the City Of Bethlehem, and has managed his own Business Consulting Company, BETHNY Enterprise, Inc. From January 2010 thru January 2013, he served as an elected Councilman for the City of Bethlehem. He also serves as a Managing Director  for the COLMAN Group. He has independent affiliate consulting agreements with the COLMAN Group and Oriel Stat A Matrix. From December of 2011 thru November of 2012, he was a Vice President of ConAgra Foods Inc. which acquired National Pretzel Company in 2011.  From December 2009-December 2011,, Mr DiGiacinto was an Executive Vice President/General Manager and Director for the National Pretzel Company. From April 1, 2008 until March 31, 2009, Mr. DiGiacinto was President and CEO (and Director) of Minrad International, Inc., which was merged with Piramal Critical Care in February of 2009.   From 2000 to March 2008, Mr. DiGiacinto was a Senior Managing Director of Spencer Trask Specialty Group, an investment firm, focused on investing in emerging and development companies in the Life Sciences arena.  From December 1982 to March 2000, he worked at Pfizer, Inc. in various positions including sales, marketing, business development and general management in the Chemical/Food Science and Consumer Health Care Groups.  Currently Mr. DiGiacinto serves on the Board of Directors of Penn Sheet Metal, LV and Board of Advisors of Gusmer Enterprises, Inc. He was a director of Vyteris, Inc. from 2000 through January 2011. He holds a BS in Engineering from the U.S. Military Academy at West Point.  The Company has determined that Mr. DiGiacinto should serve as a director due to his background in marketing, investment banking/private equity and as an executive and director of other public and private companies.

Mr. DiGiacinto will receive an initial grant of stock options and shall be paid Board fees pursuant to stated Company guidelines.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 6, 2014

Axion Power International, Inc.

By:	/s/ Stephen Graham
Stephen Graham
Chief Financial Officer